EXHIBIT 10.1

REAL ESTATE PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 30th day of September, 2016 (the “Effective Date”), by and between HSRE-MINT HILL, LLC, a Delaware limited liability company (“Seller”); GAHC4 MINT HILL NC MOB, LLC, a Delaware limited liability company, its successors and assigns (“Buyer”); and Chicago Title Insurance Company (“Escrow Agent”).
RECITALS
I.    Seller owns the Property (as hereinafter defined).
II.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property, on the terms and conditions contained in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE 1
SALE OF PROPERTY
1.1    Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:
1.1.1    Seller’s ground leasehold interest in and to all of the land commonly known as The Mint Hill Medical Office Building and having an address of 10545 Blair Road, Mint Hill, North Carolina 28227, together with all privileges, rights, easements and appurtenances belonging to such interest, including without limitation, the Ground Lease (as hereinafter defined), all right, title and interest of Seller (if any) in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest of Seller (if any) in all mineral and development rights appurtenant to such land (collectively, the “Land”), as more particularly described on Exhibit “A” attached hereto;
1.1.2    Subject to the terms of the Ground Lease (as hereinafter defined), Seller’s fee simple interest in all buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (collectively, the “Improvements”);
1.1.3    Seller’s right, title and interest, as “lessee” or “tenant” in and to that certain Ground Lease Agreement by and between the Charlotte-Mecklenburg Hospital Authority, a public body corporate and politic (“Ground Lessor”), and HR of Carolinas, LLC, a Delaware limited liability company (“Original Ground Tenant”), dated as of December 29, 2008, as amended by that certain First Amendment to Ground Lease Agreement by and between Ground Lessor and Original Ground Tenant, dated effective as of November 12, 2009, as the Original Ground Tenant’s interest therein was assigned by that certain Assignment and Assumption of Ground Lease Agreement between Original Ground Tenant and Seller (collectively, the “Ground Lease”);
1.1.4    Seller’s right, title and interest, as “landlord” or “lessor” in and to all leases, including all amendments thereto and modifications thereof (each, collectively, a “Tenant Lease” and, if more than one (1), the “Tenant Leases”), all of which, as of the Effective Date, are reflected on Exhibit “B” attached hereto, together with all security deposits, other deposits held in connection therewith, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for the Tenant Leases (each “tenant” or “lessee” under a Tenant Lease shall be referred to herein as a “Tenant”, and where more than one, the “Tenants”);
1.1.5    Seller’s interest, in (i) any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property (as defined below), including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies, if any (collectively, the “Tangible Personal Property”); and (ii) to the extent assignable, any and all plans and specifications; architectural and engineering drawings; the common name of the Real Property (collectively, the “Intangible Personal Property”, and collectively with the Tangible Personal Property, the “Personal Property”);
1.1.6    All warranties and guaranties relating to the Improvements (collectively, the “Warranties”);
1.1.7    All use, occupancy, building and operating licenses, permits, approvals, and development rights relating to the Real Property (collectively, the “Permits”);
1.1.8    All service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”), as reflected on Schedule 1.1.8 attached hereto provided, however and notwithstanding anything to the contrary contained herein, that Seller shall terminate at Closing, at Seller’s cost, any Contracts that Buyer does not elect to assume pursuant to Section 3.4.

1.1.9    All of Seller’s rights in and to any trade names used or utilized in connection with the Property, including, without limitation, Seller’s non-exclusive right (if any) to the trade name “Mint Hill Medical Plaza” (the “Trade Name”);
1.1.10    The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property”, and the Real Property, Tenant Leases, Personal Property, Warranties, Permits, Contracts and Trade Name are hereinafter sometimes referred to collectively as the “Property.”
1.2    Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3    Purchase Price. The purchase price for the Property shall be Twenty One Million and No/100 Dollars ($21,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.
1.4    Deposit And Escrow.
1.4.1    Within two (2) Business Days after the Effective Date, Buyer shall deliver to Escrow Agent at the following address: Chicago Title Insurance Company, 2828 Routh Street, Suite 800, Dallas, Texas 75201, Attention: Shannon Bright, Phone: 214-965-1719, Facsimile: 214-965-1627, Email: brights@ctt.com, a deposit in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. For purposes of this Agreement the term “Deposit” shall include any and all interest earned thereon, and shall also include any additional deposit made by Buyer pursuant to Section 1.5 below. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties.
1.4.2    The Deposit shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer's Approval Notice (as defined below), the Deposit shall not be returned to Buyer unless escrow fails to close due to (i) Seller's breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct in all material respects as of the Closing, (iii) a failure of a condition precedent set forth in Section 5.4, or (iv) any other reason that entitles Buyer to have the Deposit returned as otherwise provided in this Agreement. In the event Buyer shall elect to terminate this Agreement during the Due Diligence Period (as defined below) or under circumstances that entitle Buyer to have the Deposit returned as provided for herein, the Deposit shall be returned to Buyer as provided in Section 3.6 below.
1.5    Closing Date. The closing (sometimes referred to herein as the “Close of Escrow” or “Closing”) means the date on which Seller transfers its interest in the Property to Buyer pursuant to the Assignment (as defined below) and shall take place through an escrow with Escrow Agent on the day which is thirty (30) days after the expiration of the Due Diligence Period (as defined below) (as the same may be held earlier or extended in accordance herewith, the “Closing Date”). If and only if one (1) or more condition precedent(s) to Buyer’s obligation to close as provided in Section 5.4 below fail(s) to be satisfied prior to Closing, Buyer shall have the option, in its sole and absolute discretion, to extend the Closing Date by up to thirty (30) days after the originally scheduled Closing Date upon (i) written notice to Seller delivered no later than one (1) Business Day prior to such originally scheduled Closing Date, and (ii) Buyer depositing an additional $300,000 with Escrow Agent simultaneously with the delivery of such written notice, or within one (1) Business Day after such delivery, which additional deposit and all interest thereon shall be added to and become a part of the Deposit for all purposes under this Agreement. Notwithstanding the foregoing, Buyer has the right, upon five (5) Business Days’ notice to Seller, to accelerate the Closing, subject, however, to satisfaction of the conditions to Closing hereunder.

ARTICLE 2
TITLE AND SURVEY
2.1    Title and Survey. With respect to the Property, Seller, at its expense shall (i) obtain a preliminary title report or commitment (as applicable, the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title. Buyer may, at its option and expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”) and (ii) order an update to the existing survey of the Real Property or any portion thereof by a licensed surveyor or registered professional engineer (the “Survey”).
2.2    Required Title Condition. Seller’s ground leasehold interest under the Ground Lease shall be transferred to Buyer subject only to the following matters: (i) current, non-delinquent real estate taxes and assessments, (ii) the matters set forth in the Preliminary Report and permitted by Buyer, in Buyer’s sole and absolute discretion, as part of each Title Policy (as defined below), (iii) the Ground Lease and the Tenant Leases, (iv) any other matters approved in writing by Buyer in Buyer’s sole and absolute discretion, and (v) matters caused by, through or under Buyer (collectively, the “Required Title Condition”); provided however, that if Buyer fails to object, in writing, to any matters set forth in any Preliminary Report and/or reflected on or missing from any Survey prior to the seventh (7th ) Business Day prior to the expiration of the Due Diligence Period, such matters shall be deemed approved by Buyer, and the Property may be conveyed to Buyer subject to such matters, except as otherwise provided herein. Within six (6) Business Days after the date on which Seller receives notification from Buyer of any objections to matters set forth on any Preliminary Report and/or reflected on or missing from the Survey (each, an “Unpermitted Defect”), Seller shall advise Buyer in writing whether Seller intends to cure any such Unpermitted Defect in the manner specified below and, if so, Seller shall thereupon promptly proceed to cure such Unpermitted Defect. If Seller declines to cure any such Unpermitted Defect, or if Seller fails, despite its reasonable efforts, to cure any Unpermitted Defect on or prior to the Closing Date to the Buyer’s reasonable satisfaction, then Buyer shall, at its option: (a) waive such Unpermitted Defect by proceeding to Closing as provided in this Agreement; or (b) terminate the entirety of this Agreement in writing, in which event the Deposit shall be returned to Buyer within one (1) Business Day after such termination and each party shall thereupon be released from all further obligations hereunder (except as otherwise provided herein. Notwithstanding anything contained in this Section 2.2 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy at or prior to Closing all liens and encumbrances related to Seller’s mortgage financing and other monetary liens and encumbrances of a fixed sum granted by Seller, and all other monetary encumbrances affecting the Property evidenced by deeds of trust, tax liens, judgments, mechanics’ liens, or other liens or charges in a fixed sum not to exceed $200,000.00, and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing. Except as expressly provided herein, Seller shall have no obligation to cure any Unpermitted Defect unless Seller affirmatively agrees to do so in writing.
ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD
3.1    Access. From and after the Effective Date through the Closing, (i) Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, tenant interviews, interviews of government officials, engineering studies, environmental studies and underwriting analyses, as Buyer deems necessary or advisable, provided, however, that any such investigations or other non-invasive testing activity shall not materially disrupt the operations of the Tenants, and (ii) Seller shall, at Seller’s expense, turn on, run, and maintain, with any interruption in service, electrical power and all utilities to the Property (including without limitation plumbing, heating and air conditioning systems) to facilitate Buyer’s non-invasive testing and investigations thereof. Buyer shall coordinate with Seller through the personnel of Seller’s property manager who are expressly identified by Seller to Buyer in Schedule 3.1 attached hereto (or such other personnel who Seller may identify to Buyer in writing from time to time) as the designated contact person(s) for purposes of this Agreement at least one (1) business day prior to any investigation or other non-invasive testing on the Property, tenant interviews or interviews with government officials, and Seller shall have the right to have a representative present for such occurrence. Prior to the Closing, Buyer shall keep the results of any appraisal of the Property strictly confidential and shall only disclose such results to its attorneys, prospective lenders or other professional advisors with instructions to similarly maintain the confidentiality of such results, and as required by (a) law, regulation or ordinance, (b) any governmental or quasi-governmental agency or (c) in connection with public reporting requirements to which Buyer is subject. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to conduct a standard and customary Phase I environmental site assessment (which, for the purposes of the following sentence shall not be deemed to constitute an invasive test) with respect to the Property. No Phase II environmental site assessment or any other invasive testing or borings shall be done unless any Phase I environmental site assessment recommends that additional testing be undertaken, and then only with prior written notification to Seller and Seller’s written approval of the same. Notwithstanding any other provisions of this Agreement, if Buyer’s Phase I environmental site assessment for the Property recommends that a Phase II environmental site assessment or other invasive testing be undertaken and Buyer requests Seller’s approval to conduct the same, then Buyer shall submit to Seller for review and approval during the Due Diligence Period a work plan (“Work Plan”) describing any and all proposed invasive environmental due diligence work or destructive/invasive testing in connection with such Phase II environmental site assessment or other recommended testing (“Work”) to be conducted with respect to the Property by Buyer (such as the collection of soil or groundwater samples or similar tests involving the penetration of the surface or subsurface of the Real Property or the structural components of the Real Property) prior to performing any such Work. Seller shall have the right to disapprove or request reasonable modifications to the Work Plan. If Buyer and Seller are unable to agree upon the scope and content of the Work Plan or if Seller does not approve any requested invasive testing or boring or destructive testing in the Work Plan, Buyer may during the Due Diligence Period terminate this Agreement and receive a refund of the Deposit, with interest accrued thereon while held by Escrow Agent. Buyer shall not commence the Work prior to Seller’s approval of the Work Plan. Promptly following completion of the Work, Buyer shall, at its sole cost and expense, restore the Property to substantially the same condition as it existed immediately prior to Buyer’s entry to the Property. Buyer hereby agrees to indemnify and hold Seller (and Seller’s agents, advisors, partners, members, owners, officers and directors, as the case may be) harmless from any physical damages arising out of all inspections and investigations by Buyer or its agents or independent contractors, but in no event shall the indemnity of this Section include liability relating to any pre-existing conditions disclosed by Buyer’s investigations. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the termination of or Closing under this Agreement. Upon written request from Seller, Buyer shall deliver to Seller evidence of a commercial general liability insurance policy with a financially responsible insurance company acceptable to Seller, in Seller’s reasonable discretion, covering: (i) the activities of Buyer, and Buyer’s employees, agents, consultants, contractors and subcontractors on or upon the Property; and (ii) Buyer’s indemnity obligation set forth in this Section 3.1 (“Liability Policy”). The Liability Policy shall have a per occurrence limit of at least $1,000,000.00 and an aggregate limit of at least $2,000,000.00, and shall name Seller and Seller’s lender as additional insureds.
3.2    Due Diligence Period. Subject to the conditions set forth in Section 3.1 above, Buyer has had and shall have from September 12, 2016, until October 12, 2016 (such period being the “Due Diligence Period”), to physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items furnished by Seller to Buyer pursuant to Section 3.3 below or otherwise, and all records and other materials related thereto as Buyer deems appropriate.
3.3    Items to be Provided by Seller. Buyer acknowledges that, prior to the Effective Date, Seller provided Buyer with due diligence materials and information previously requested by Buyer (collectively, the “Property Information”). Except as expressly set forth in this Agreement and/or in any documents delivered at Closing, Seller expressly disclaims any representations or warranties, express or implied, with respect to the Property Information.
3.4    Property Contracts. Buyer shall not be required to assume any Contract of Seller at Closing. Effective as of the Closing Date, Seller, at Seller’s expense, shall terminate all Contracts, including without limitation any leasing commission agreements and management agreements affecting the Property except those Contracts that Buyer elects to assume, which election shall be in Buyer’s sole discretion. Buyer shall indicate its election to assume any Contract by providing written notification to Seller prior to the expiration of the Due Diligence Period.
3.5    Buyer’s Possible Early Termination. Buyer shall have the right to approve or disapprove in Buyer’s sole and absolute discretion, the Property, the Property Information, or any other matter whatsoever regarding the Property. At any time prior to or on the expiration of the Due Diligence Period, Buyer may provide written notice to Seller disapproving the Property for purposes of this Article 3 and electing to terminate this Agreement (“Disapproval Notice”) or written notice of its approval of the Property (“Approval Notice”). Unless Buyer provides Seller with a Disapproval Notice prior to or on the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 3.5, and the Deposit shall become nonrefundable, except as set forth in Section 1.4.2 above. Notwithstanding anything herein to the contrary, an Approval Notice or deemed approval of the Property shall not be deemed to be a waiver by Buyer of any other rights of termination it may have as set forth herein.

3.6    Consequences of Buyer’s Early Termination. If Buyer timely provides a Disapproval Notice pursuant to Section 3.5 this Agreement shall immediately terminate, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement). Escrow Agent shall pay the entire Deposit to Buyer not later than two (2) Business Days following the timely delivery of a Disapproval Notice by Buyer. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s Disapproval Notice pursuant to this Article 3, despite any objection or potential objection by Seller. Upon any such termination of this Agreement, upon written request from Seller, Buyer shall promptly: (i) provide Seller, at no expense to Seller, copies of all third-party reports prepared for Buyer with respect to the Property; provided, however, that all such reports shall be delivered without representation or warranty; and (ii) return the Property Information.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Seller’s Representations. Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as follows:
4.1.1    Seller is a limited liability company validly formed in the State of Delaware. Seller has full power and authority to enter into this Agreement, to perform this Agreement and has full power and authority to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been (or will be on or before Closing) duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained (or will be on or before Closing) and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
4.1.2    Seller has good and marketable title to the Property, including, without limitation, the ground leasehold interest in the Land pursuant to the Ground Lease, subject only to the conditions of title set forth in the Preliminary Report. Seller has granted no, and to Seller’s knowledge there are no, outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein, other than as set forth in the Ground Lease or in any recorded declaration or similar recorded instrument affecting the Property. Seller has not executed any unrecorded or undisclosed documents or other matters which affect title to the Property and Seller has no knowledge of any other such documents executed by other parties.
4.1.3    Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4    Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.1.5    No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.
4.1.6    Seller has not received written notice of any actions, suits or proceedings pending, or, to Seller’s knowledge, threatened against (i) any portion of the Property, or (ii) affecting Seller.
4.1.7    Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

4.1.8    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (b) to Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.
4.1.9    Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except as provided in the Property Information.
4.1.10    There is no pending, or to Seller’s knowledge, threatened condemnation proceeding relating to the Property, and Seller has received no written notice from any governmental agency or official to the effect that any such proceeding is contemplated.
4.1.11    Seller has delivered or made available to Buyer a complete copy of each Tenant Lease. To Seller's knowledge, each Tenant Lease is in full force and effect. Seller is "landlord" or "lessor" under each Tenant Lease and is entitled to assign to Buyer, without the consent of any party, each Tenant Lease. Neither Seller, nor to Seller's knowledge, any Tenant is in default under any Tenant Lease. To Seller's knowledge, there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any Tenant Lease by any Tenant thereunder. There exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any Tenant Lease by the Seller as the landlord thereunder. To Seller's knowledge, no Tenant has asserted any claim of offset or other defense in respect of its or Seller's obligations under any Tenant Lease. Other than as specified on Schedule 4.1.11 attached hereto, there are no unutilized rent concessions, pending or incomplete tenant improvements and/or unpaid tenant improvement costs and leasing commissions with respect to any Tenant Lease, except that shall be fully completed and paid in full prior to Closing. To Seller’s knowledge, no Tenant has (i) filed for bankruptcy or taken any similar debtor-protection measure, (ii) discontinued operations at the Property, or (iii) given notice of its intention to do any of the foregoing.
4.1.12    Seller has delivered or made available to Buyer true and complete copies of all contracts to which Seller is a party and which affect the Property (including without limitation all Contracts). Seller has not, within the last year, received any written notice of any default under any Contract or other such contract or agreement that has not been cured or waived.
4.1.13    Seller has not received any written notice from, and has no knowledge of any grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property.
4.1.14    Seller has not received any written notice from, and has no knowledge of any grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.
4.1.15    Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.
4.1.16    To Seller’s knowledge, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon the Close of Escrow hereunder, in existence on the Close of Escrow. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Seller has received no written notice that the Property or any portion thereof contains any form of toxic mold. No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service:, and to Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.
4.1.17    Other than those which shall be paid on or prior to Closing (for which Seller covenants and agrees to obtain lien waivers), there are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. Other than those which shall be paid on or prior to Closing (for which Seller covenants and agrees to obtain lien waivers), there are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at the Close of Escrow or placed in escrow pursuant to the provisions of this Agreement.
4.1.18    Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements. With respect to the Property, Seller has no knowledge of any timely reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.
4.1.19    Seller has delivered or made available to Buyer a complete copy of the Ground Lease. To Seller's knowledge, the Ground Lease is in full force and effect. Seller is "tenant" or "lessee" under the Ground Lease and, subject to waiver of those certain rights of first refusal or rights of first offer described in the Ground Lease, and, subject to the Ground Lessor’s consent rights under the Ground Lease, Seller may assign to Buyer the Ground Lease. Neither Seller, nor, to Seller's knowledge, Ground Lessor is in default under the Ground Lease and, to Seller's knowledge, there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under the Ground Lease. Neither Seller nor Ground Lessor has asserted any written claim of offset or other defense in respect of its obligations under the Ground Lease. All improvements required to be constructed pursuant to any Ground Lease, if any, have been completed.

4.1.20    Seller shall promptly notify Buyer, in writing, of any event or condition known to Seller which occurs on or prior to the Close of Escrow hereunder, which causes a material change in the facts relating to, or the truth of, any of the representations or warranties; provided however, if Seller provides such notice or if Buyer otherwise becomes aware of any such event or condition and provides Seller with notice of such event or condition within fifteen (15) days of such awareness, and the economic impact of the change in facts exceeds $50,000, in the reasonable estimation of Buyer, Buyer's sole remedy shall be to either: (i) waive any recourse against Seller with respect to such change in facts and proceed to Closing; or (ii) terminate the entirety of this Agreement, by providing written notice to Seller within five (5) Business Days of the later of receipt of such notice or awareness, in which case the Deposit shall be returned to Buyer within one (1) Business Day of such termination, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, and notwithstanding anything to the contrary contained herein, if any representation or warranty of Seller was, with Seller's knowledge, false when made, or became false through an intentional act or omission of Seller, regardless of the economic impact, Buyer may elect to terminate the entirety of this Agreement, by providing written notice to Seller within five (5) Business Days of the later of receipt of such notice or awareness, in which case the Deposit shall be returned to Buyer within one (1) Business Day of such termination, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement). Except as otherwise provided herein, if the economic impact of the change in facts equals or is less than $10,000, in the reasonable estimation of Buyer, Buyer shall proceed to Closing without any reduction in the Purchase Price. If (A) the economic impact of the change in facts is greater than $10,000 and less than or equal to $50,000, in the reasonable estimation of Buyer, and (B) Seller agrees to give Buyer a credit or credits, as applicable, at Closing for the amount by which the economic impact exceeds $10,000, then, except as otherwise provided herein, Buyer shall proceed to Closing and shall receive such credit(s) from Seller. If Buyer fails to provide the notice described in clause (ii) above, Buyer shall be deemed to have made the election set forth in clause (i) above, and Buyer shall not have any right to assert any pre-Closing or post-Closing claim against Seller as to any such matters. If Buyer provides the notice described in clause (ii) above, Seller may elect, by providing written notice to Buyer within five (5) Business Days after receipt of Buyer's notice, to either cure the underlying cause of the change in facts or negotiate a reduction in the Purchase Price due to the change in facts. Buyer acknowledges that, with respect to a breach or alleged breach of the representations or warranties set forth in Sections 4.1.6 or 4.1.17 (or both) at Closing (but not as of the Effective Date), Seller shall not be in default hereunder if Seller agrees in writing to cure such breach or alleged breach by bonding over the applicable underlying matter or claim; provided, however, that Buyer shall not be required to proceed to Closing hereunder on the basis of such bonding over or similar cure method with respect to any claim of litigation unless such bonding over or similar cure method is acceptable to Buyer in its reasonable discretion, and the breach of the representations or warranties set forth in Section 4.1.6 and/or 4.1.17 at Closing shall constitute a failure of the condition precedent favoring Buyer set forth in Section 5.4.5 below. If Seller makes such election and, prior to the Closing Date, either Seller fails to cure the underlying cause of the change in facts or the parties are unable to negotiate a reduction in the Purchase Price, then this Agreement shall terminate, the Deposit shall be returned to Buyer within one (1) Business Day of such termination, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement). If Seller knowingly makes a false representation and warranty with respect to the Property, Buyer, in addition to the termination rights set forth above, shall be entitled to receive reimbursement from Seller for its actually incurred out of pocket costs in connection with this Agreement, not to exceed $50,000.00.
4.1.21     All plans and specifications, architectural and engineering drawings and warranties and guarantees relating to the Improvements, if any, are assignable without costs or fees, except as provided on Schedule 4.1.21 attached hereto.
4.1.22    Other than the Ground Lease and the Tenant Leases, Seller is not a party to any leases of the Property or any part thereof. The definitions of the Ground Lease and the Tenant Leases contain all amendments thereto. The rent roll attached hereto as Schedule 4.1.22 is true, correct and complete in all material respects as to the matters set forth therein as of the date thereof.

4.1.23    The representations and warranties set forth in this Section 4.1 shall be true and accurate in every material respect as of the date hereof and at the Close of Escrow, and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Close of Escrow or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented. As used herein, “to Seller’s knowledge” and similar references to the knowledge of Seller shall be deemed to mean the actual knowledge of John Brackmann, the asset manager for the Property whom Seller represents is the person most knowledgeable of the Property. This Section 4 shall survive the Closing for the Survival Period (as hereinafter defined) or any termination of this Agreement.
4.2    Buyer’s Representations. Buyer warrants and represents to Seller:
4.2.1    Buyer is a limited liability company validly formed in the State of Delaware.
4.2.2    Prior to or as of the Closing Date, (a) Buyer shall have full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Buyer is a party; (c) this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.2.3    Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.2.4    No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Buyer of this Agreement or the performance of its obligations hereunder.

4.2.5    There are no actions, suits or proceedings pending, or, to Buyer’s knowledge, threatened against or affecting Buyer, which if determined adversely, may affect its ability to perform its obligations hereunder.

4.2.6    Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.2.7    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organizational certificate and/or partnership or operating agreement of Buyer, or (b) to Buyer’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.
4.3    Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive for a period of six (6) months after the Closing Date (the “Survival Period”).
4.4    Property Conveyed “As Is”. Seller and Buyer acknowledge and agree that, except as otherwise may be specifically and expressly provided herein and/or in any document delivered at Closing, neither party has made any representations, warranties, or agreements to, or on behalf of the other party as to any matter concerning this Agreement, the Property, the present use thereof or the suitability of the Property for Buyer’s intended use. In particular, but without limitation, except as expressly set forth in this Agreement and/or in any document delivered at Closing, Seller (or any principal, agent, partner, attorney, employee, broker or other representative of Seller) makes no representations or warranties with respect to the use or condition of the Property, including (without limitation) the condition of soils or groundwaters affecting the Property and the presence or absence of toxic substances or hazardous materials on, under or about the Property, occupation or management of the Property, compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to use, occupancy, leasing, zoning, subdivision, planning, building, fire, safety, health or environmental matters, compliance with covenants, conditions and restrictions (whether or not of record) or compliance with other local, municipal, regional, state or federal statutes, law codes, ordinance regulations or requirements (collectively, “Laws”), including, without limitation, any representations, warranties or agreements relating to topography, climate, air, water, water rights, utilities, present and future zoning, soil, subsoil, environmental conditions of the Property or neighboring properties, the purposes to which the Property is suited, drainage, access to public roads or proposed routes of roads (or extensions thereof), or the effect of any state or federal environmental protection laws or regulations. Buyer hereby acknowledges that pursuant to Article 3 hereof Buyer is entitled to and shall make its own independent inspection and investigation of the Property and, in entering into this Agreement, except for the representations and warranties of Seller expressly set forth in this Agreement and/or in any document delivered at Closing, upon which Seller acknowledges that Buyer is relying, Buyer represents and warrants to Seller that it intends to rely on such inspection and investigation of the Property in addition to said representations and warranties of Seller.
ACCORDINGLY, BUYER IS NOT RELYING AND SHALL NOT BE ENTITLED TO RELY UPON ANY REPRESENTATIONS OR WARRANTIES OF SELLER OR ANY PRINCIPAL, AGENT, PARTNER, ATTORNEY, EMPLOYEE, BROKER OR OTHER REPRESENTATIVE OF SELLER AND, AT THE CLOSING UNDER THIS AGREEMENT, BUYER SHALL ACCEPT CONVEYANCE OF THE PROPERTY IN ITS “AS-IS, WHERE-IS” CONDITION AS OF THE CLOSING DATE, WITH ALL FAULTS, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER FROM SELLER, EXCEPT AS EXPRESSLY SET FORTH HEREIN AND/OR IN ANY DOCUMENTS DELIVERED AT CLOSING.
NO AGREEMENT, WARRANTY, COVENANT OR REPRESENTATION, UNLESS EXPRESSLY SET FORTH HEREIN AND/OR ANY DOCUMENTS DELIVERED AT CLOSING, SHALL BIND SELLER.
Buyer expressly waives any right of rescission and all claims for damages by reason of any statement, representation, warranty, promise, or agreement, if any, unless expressly contained in this Agreement and/or any documents delivered at Closing. Except for the representations and warranties of Seller expressly set forth in this Agreement and/or any documents delivered at Closing, Buyer hereby waives, relinquishes and releases any and all rights, claims and causes of action which Buyer may have or may be entitled to assert against Seller under or with respect to the Property or the condition thereof, including without limitation any and all rights, claims and causes of action under or with respect to Title 42 of the United States Code, Section 9601 et seq. Buyer expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Buyer explicitly took that into account in determining the consideration for the execution of this Agreement, and a portion of said consideration, having been bargained for between the parties with the knowledge of the possibility of such unknown losses or claims, was given in exchange for a full accord, satisfaction and discharge of all such losses or claims, except as otherwise provided in this Agreement and/or any documents delivered at Closing.
4.5    Leasing and Other Activities Prior to Closing.
4.5.1    Leasing Activities. Seller shall not, after the Effective Date, enter into any lease affecting the Property or any modification or amendment thereto, or consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s reasonable discretion prior to the expiration of the Due Diligence Period, and, thereafter, in Buyer’s sole discretion. During the pendency of this Agreement, Seller shall copy Buyer on any and all correspondence received from or sent to the Ground Lessor regarding the Ground Lease and any Tenant under the Tenant Leases at the notice address below.
4.5.2    Service Contracts. Seller shall not, after the expiration of the Due Diligence Period, enter into any new service contracts for the Property that will extend beyond the Closing Date or modifications, renewals or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s reasonable discretion. Prior to the expiration of the Due Diligence Period, Seller may enter into new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, in each case, without the prior written consent of Buyer, provided that Seller shall provide Buyer with a copy of any such instrument promptly after execution of the same and, in any event, prior to the day which is one (1) Business Day prior to the expiration of the Due Diligence Period. Effective at Closing, Seller shall terminate, at Seller’s expense, any leasing commission agreements and management agreements (including any property management agreement) applicable to the Property as well as any other service contract that Buyer does not elect to assume.
4.5.3    Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in substantially the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements of any mortgage(s) or deed(s) of trust affecting the Property.
4.5.4    Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber or hypothecate all or any part of the Property unless such pledge, encumbrance or hypothecation will be removed (or, in the case of any financing, paid in full) prior to the Closing, nor will Seller otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s reasonable discretion prior to the expiration of the Due Diligence Period, and, thereafter, in Buyer’s sole discretion. Unless otherwise required by applicable laws, codes or ordinances, Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property which would have a material adverse effect on the value or operation of the Property. Seller may consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property which would not have a material adverse effect on the value or operation of the Property; provided that, if Seller desires to provide any such consent, approval or to take any such action on or after the day which is two (2) Business Days prior expiration of the Due Diligence Period, Seller shall first obtain the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion; and further provided that Seller shall promptly provide Buyer with written notice of any such consent, approval or action, which notice shall include any relevant, material supporting documentation; and further provided that Seller shall provide Buyer with such written notice and supporting documentation no later than the day which is two (2) Business Days prior to the expiration of the Due Diligence Period for any such consent, approval or action taken after the Effective Date and through such date.
4.5.5    Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before twenty (20) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date. Notwithstanding the foregoing, Seller shall request that the property manager of the Property provide such operating statements on or before fifteen (15) days after the end of each such month, and shall provide Buyer with copies of the same when actually received.
4.5.6    Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.
4.5.7    Compliance with Representations. Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue in any material respect as of the Close of Escrow; provided however, that Seller will not be in breach of this Section 4.5.7 if the representations and warranties set forth in Section 4.1.6 were true as of the Effective Date but thereafter become untrue and Seller agrees in writing to cure such breach or alleged breach by bonding over the applicable underlying matter or claim; provided, however, that Buyer shall not be required to proceed to Closing hereunder on the basis of such bonding over or similar cure method with respect to any claim of litigation unless such bonding over or similar cure method is acceptable to Buyer in its reasonable discretion, and the breach of the representations or warranties set forth in Section 4.1.6 at Closing shall constitute a failure of the condition precedent favoring Buyer set forth in Section 5.4.6 below.
4.6    Indemnifications.
4.6.1    Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, successors, assigns and heirs (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to the breach of any representation warranty or covenant of Seller contained in this Agreement in any material respect of which Buyer first becomes aware after Closing; provided, however, that Seller shall have no such indemnity obligation unless the valid claims for all such breaches against Seller exceeds $10,000. The indemnity set forth in this Section shall survive Closing until the later to occur of the last day of the Survival Period, or the resolution of any claim with respect to the foregoing indemnity that is asserted in writing prior to the last day of the Survival Period. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement. Seller’s liability pursuant to the indemnity obligations set forth herein shall not exceed $250,000.
4.6.2    Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, successors, assigns and heirs (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to the breach of any representation, warranty or covenant of Buyer contained in this Agreement of which Seller first becomes aware after Closing; provided, however, that Buyer shall have no such indemnity obligation unless the valid claims for all such breaches against Buyer exceeds $10,000. The indemnity set forth in this Section shall survive Closing until the later to occur of the last day of the Survival Period, or the resolution of any claim with respect to the foregoing indemnity that is asserted in writing prior to the last day of the Survival Period; provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement. Buyer’s liability pursuant to the indemnity obligations set forth herein shall not exceed $250,000.
ARTICLE 5
CLOSING
5.1    Escrow Agent. The Closing shall occur through the escrow opened at the escrow Agent named in Section 1.4. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.
5.2    Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (iii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Agent shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Agent hereunder by: (1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent of Escrow Agent to Seller and Buyer.

5.3    Closing. The Closing shall take place on the Closing Date set forth in Section 1.5.1, as the same may be adjusted, provided all conditions to the Closing have been satisfied or duly waived.
5.4    Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller.
5.4.1    Seller shall have made the deliveries required pursuant to Section 5.6 below.
5.4.2    On or before Closing, Seller shall have obtained either (i) a written waiver of any rights of first refusal or rights of first offer described in the Ground Lease and in any recorded declaration or similar recorded instrument affecting any Property, or (ii) the “deemed” waiver of any such rights of first refusal or rights of first offer (such that the Ground Lessor or applicable party fails to timely respond to Seller’s written notice of such rights and by the terms of the Ground Lease or applicable recorded instrument, such failure to respond is deemed to be a waiver of such rights); notwithstanding anything to the contrary in this Agreement, in the event that this condition fails with respect to the Property due to an affirmative exercise of any of said rights of first refusal or rights of first offer or due to an inability to obtain said waiver(s) under either (i) or (ii) above, and Buyer terminates this Agreement as a result, in addition to the return of the Deposit (whether in its entirety or a pro rata portion thereof), the Buyer shall be entitled to receive reimbursement from Seller of the Buyer’s actually incurred out of pocket costs in conjunction with this Agreement, not to exceed $50,000.00. Buyer agrees to accept either of the written waiver or “deemed waiver” as described in subsections (i) and (ii) above, as applicable. In addition, in the event Buyer elects to terminate this Agreement as a result of one (1) or more of the Ground Lessor or other applicable party or parties, as the case may be, exercising the rights of first refusal or rights of first offers described herein, Buyer shall only be entitled to the $50,000 cost reimbursement.
5.4.3    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate executed by all Tenants under the Tenant Leases. Seller shall use commercially reasonable efforts to obtain estoppel certificates for the Tenant Leases substantially in the form of Exhibit “C” attached hereto. Notwithstanding the foregoing, tenant estoppel certificates that satisfy any tenant estoppel certificate requirements under such Tenant Leases shall be sufficient to satisfy Seller’s obligation under this Section 5.4.3. Such Tenant Lease estoppels shall be consistent with the respective Tenant Lease, shall not reveal any default by Seller, and right to offset rent by the Tenant, or any claim of the same, and be dated no earlier than thirty (30) days prior to Closing.
5.4.4    Intentionally omitted.
5.4.5    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant, reciprocal easement agreement and/or declaration of record for which Buyer has requested such estoppel certificate, if any, (and Seller has agreed to use commercially reasonable efforts to obtain such estoppel certificate(s) from the applicable benefitted party or parties) on or prior to the expiration of the Due Diligence Period, which estoppel certificate(s) shall (i) be in the form substantially similar to the form reasonably requested by Buyer; provided however, that the completion of any blanks in and any modifications to any such estoppel by any applicable party shall be subject Buyer’s reasonable approval, (ii) confirm that there are no defaults, no rights or claims to payment or contribution for such document and (iii) shall be otherwise reasonably acceptable to Buyer.
5.4.6    On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true and accurate in all material respects, subject, however, to the provisions of Section 4.1.20 above.
5.4.7    At Closing, the Title Company shall issue to Buyer an ALTA 2006 extended coverage leasehold Owner’s Policy of Title Insurance or its substantial equivalent for the Property (the “Title Policy”) insuring Buyer’s ground leasehold interest in the Land and fee simple title to the Improvements, in the amount of the Purchase Price conforming to the Required Title Condition set forth in Section 2.2 above and containing such endorsements as the Title Company shall have agreed to issue (pursuant to a pro forma policy, updated commitment or other writing) on or prior to the expiration of the Due Diligence Period.
5.4.8    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate from the Ground Lessor with respect to the Ground Lease, which estoppel certificate shall (i) be substantially in the form attached as Exhibit “J” or as required by the Ground Lease, provided the parties agree to work together in good faith to customize such estoppel forms for this transaction during the Due Diligence Period; provided, however, that the completion of any blanks in and any modifications to the Ground Lease estoppel by Ground Lessor shall be subject to Buyer’s reasonable approval, (ii) confirm that there are no defaults, no rights or claims to payment or contribution for the Ground Lease, and (iii) shall be otherwise reasonable acceptable to Buyer.
5.4.9    Intentionally omitted.
5.4.10    Intentionally omitted.
5.4.11    Buyer shall have received, on or before the Closing Date, a standard and customary FAS-5 attorney response letter from Seller's counsel pursuant to Seller's request for the same as provided in Section 9.20 below, which attorney response letter shall be in substantially the form attached hereto as Exhibit “K”, and the completion of any blanks therein or modifications thereto shall be acceptable to Buyer in its reasonable discretion; provided, however, and notwithstanding anything to the contrary set forth herein, if the condition precedent set forth in this Section 5.4.11 is not satisfied and the Buyer terminates this Agreement as a result, in addition to the return of the Deposit, the Buyer shall be entitled to receive reimbursement from Seller of the Buyer’s actually incurred out of pocket costs in conjunction with this Agreement, not to exceed $50,000.00.

The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. Except as otherwise set forth in this Agreement, if Buyer notifies Seller of a failure to satisfy any condition precedent set forth in this Section 5.4, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (i) Seller so satisfies such condition and (ii) no such right to cure shall extend the Close of Escrow by more than fifteen (15) Business Days. If Seller fails to agree to cure or fails to cure such condition by the fifteenth (15th) Business Day after the Closing Date that would have otherwise occurred, except as otherwise provided herein, such occurrence shall not independently constitute a breach or default of Seller’s covenants, representations or warranties, and, unless such failure is waived by Buyer (in which case Buyer shall proceed to Closing), this Agreement shall be automatically terminated, the Deposit shall immediately be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder, except as otherwise provided herein; provided, however, if the circumstances relating to such failure constitute a breach or default of Seller’s covenants, representations or warranties set forth in a Section of this Agreement other than this Section 5.4, Buyer shall retain its rights and remedies with respect to such breach or default to the extent otherwise set forth in this Agreement.
5.5    Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer.
5.5.1    Buyer shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing, including, without limitation, Buyer making the deliveries required pursuant to Section 5.7 below.
5.5.2    On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete.
5.5.3    Buyer shall have provided all information and documentation requested by Seller in order to comply with the terms of the Ground Lease in connection with Ground Lessor’s waiver of its right of first offer to purchase the Property thereunder and Ground Lessor’s consent to the assignment of the Ground Lease.
The conditions set forth in this Section 5.5 are solely for the benefit of Seller and may be waived only by Seller. At all times Seller has the right to waive any condition by giving written notice of such waiver to Buyer and Escrow Agent. Such waiver or waivers must be in writing to Buyer. Except as otherwise set forth in this Agreement, if Seller notifies Buyer of a failure to satisfy any condition precedent set forth in this Section 5.5, Buyer may, within five (5) days after receipt of Seller’s notice, agree to satisfy the condition by written notice to Seller, and Seller shall thereupon be obligated to close the transaction provided (i) Buyer so satisfies such condition and (ii) no such right to cure shall extend the Close of Escrow by more than fifteen (15) Business Days. If Buyer fails to agree to cure or fails to cure such condition by the fifteenth (15th) Business Day after the Closing Date that would have otherwise occurred, such occurrence shall not independently constitute a breach or default of Buyer’s covenants, representations or warranties, and, unless such failure is waived by Seller (in which case Seller shall proceed to Closing), this Agreement shall be automatically terminated, the Deposit shall immediately be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder, except as otherwise provided herein; provided, however, if the circumstances relating to such failure constitute a breach or default of Buyer’s covenants, representations or warranties set forth in a Section of this Agreement other than this Section 5.5, Seller shall retain its rights and remedies with respect to such breach or default to the extent otherwise set forth in this Agreement.
5.6    Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:
5.6.1    A duly executed and delivered assignment and assumption agreement (the “Assignment”) for recordation in substantially the form attached hereto as Exhibit “I”, whereby Seller will assign its rights under the Ground Lease to Buyer and Buyer will assume Seller’s obligations under the Ground Lease (subject to Seller having obtained the consent of Ground Lessor to assign the Ground Lease as contemplated in this Agreement).
5.6.2    A bill of sale, assignment and assumption of leases and contracts (the “Bill of Sale”) duly and originally executed and acknowledged by Seller, in the form attached hereto as Exhibit “E”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the balance of the Property, including without limitation: (i) the Personal Property; (ii) the Tenant Leases; (iii) the Warranties; (iv) the Permits; (v) any Contracts Buyer elects to assume in accordance with the terms of this Agreement; and (vi) the Trade Name.
5.6.3    Originals (or, if originals become unavailable, copies) of the Ground Lease and the Tenant Leases.
5.6.4    All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to the Tenants including all applications, correspondence and credit reports, all of which may be made available on the Property.
5.6.5    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.
5.6.6    Such customary Seller affidavit, authority documents and title clearance documents as are customarily required to enable the Title Company to issue the Title Policy.
5.6.7    Originals (or, if originals are unavailable, copies) of all documents in the possession of Seller relating to the operation of the Property including all permits, licenses, approvals, plans, specifications, guaranties and warranties, if any.

5.6.8    A duly executed Closing Statement (as defined below).
5.6.9    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement, including, but not limited to, a memorandum of assignment and assumption of the Tenant Leases, in recordable form, if such document shall be required by the Title Company in order to issue the Title Policy.
5.7    Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:
5.7.1    Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any prorations required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.
5.7.2    Duly executed and acknowledged originals of the Assignment, the Bill of Sale and the Closing Statement.
5.7.3    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.
5.7.4    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.8    Costs, Prorations and Credits.
5.8.1    Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay: (i) all costs associated with its investigation of the Property, including the cost of appraisals, updated survey, architectural, engineering, credit and environmental reports; (ii) all costs of the owner’s standard title insurance property for the Property; (iii) all costs of owner’s title insurance extended coverage and title endorsements; (iv) all costs of recordation and/or filing fees for the Property; and (v) all of the cost of the title search for the Property. Seller and Buyer shall split evenly all escrow charges. Any and all other purchase and sale closing costs, including, but not limited to transfer taxes, if any, shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.
5.8.2    Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.

(a)    Rents. Buyer will receive a credit at Closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from the Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any Tenant or terminate any Tenant Lease. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Tenant or exercise any legal remedies under any Tenant Lease or to incur any expense over and above its own regular collection expenses. All payments collected from any Tenant under any Tenant Lease after the Closing Date shall first be applied to the month in which the Closing occurs (and Buyer shall pay Seller its pro rata share of rent collected for the month in which the Closing occurs within five (5) days after its receipt of same), then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from any Tenant under any Tenant Lease after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.
(b)    CAM Expenses. To the extent that any Tenant under any Tenant Lease is reimbursing the landlord for common area maintenance and other operating expenses (such payments received from such Tenant(s) are collectively, “CAM Payment(s)”), CAM Payment(s) shall be prorated at Closing as of the Closing Date with each party being entitled to receive a portion of the CAM Payment(s) payable under the Tenant Leases for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Payment(s) received during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means, as applicable, the twelve (12) month period as to which annual CAM Payment(s) are owed under any Tenant Lease. Seller shall be responsible for the payments due to the Tenants and shall receive the benefit of any additional amounts due from the Tenants in connection with the CAM reconciliation for its ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the payments due to the Tenants and shall receive the benefit of any additional amounts due from the Tenants in connection with the CAM reconciliation for its ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based on an estimate for the year of Closing, a post Closing “true up” will be performed for the actual expense to determine Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM “true up” necessary to the extent that any Tenant Lease provides for a “true up”.
(c)    Security Deposits, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of all unapplied security deposits, any accrued interest due any Tenant thereon, all unpaid rent concessions due under any Tenant Lease that have not been fully utilized at Closing, all unpaid tenant improvement allowances owing under any Tenant Lease that have not been fully utilized at Closing, all unpaid leasing commissions relating to the Property and the amount of any and all other credits due any Tenant that have not been fully utilized at Closing shall be credited to Buyer, to the extent that they relate to the current term of any Tenant Lease, but regardless of when payable, based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the Tenant Leases, the related estoppel certificates and the final rent roll).
(d)    Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing, except that if prior to the end of the Due Diligence Period Seller has applied for a property tax refund or has appealed the County Assessor’s valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period.
(e)    Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.
(f)    Operating Expenses. All operating expenses (including all charges under the Service Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.
(g)    Ground Lease Rent Payments. Seller will receive a credit at Closing for all rents and other charges under the Ground Lease paid by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the year or other payment period, as applicable.
(h)    Items Not Prorated. Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (ii) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (iii) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 5.8.2(f) above.
(i)    Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.
5.8.3    Calculation / Re-prorations. Seller shall use commercially reasonable efforts to prepare and deliver to Buyer no later than three (3) Business Days prior to the Closing Date an estimated closing statement for the Property which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statements to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statements to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
5.8.4    Survival. The provisions of this Section 5.8 shall survive the Closing.
5.9    Distribution of Funds and Documents. At the Close of Escrow, Escrow Agent shall do each of the following:
5.9.1    Payment of Encumbrances. Pay the amount of (a) those monetary liens that are not permitted as part of the Required Title Condition in accordance with the demands approved by Seller and (b) those monetary liens that do not exceed the aggregate amounts described in Section 2.2 above, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

5.9.2    Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.
5.9.3    Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.
5.10    Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.
5.11    Possession. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Ground Lease and the Tenant Leases and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing written notices of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each Tenant and properly addressed to each such Tenant. Such notices shall be prepared by Seller, at Seller’s cost and expense, and approved by Buyer, shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Seller agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing.
ARTICLE 6
TERMINATION AND DEFAULT
6.1    Buyer Default. If (a) prior to Closing Buyer fails to perform any of its obligations or is otherwise in default hereunder, and such failure or default continues for a period of five (5) Business Days after written notice from Seller, then after the expiration of such five (5) Business Day period, if such failure or default causes a material, adverse impact on Seller or the Property, then; or (b) the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of its material obligations in accordance with this Agreement: (i) this Agreement shall terminate; (ii) the Deposit shall be paid to and retained by Seller as liquidated damages; and (iii) Seller and Buyer shall have no further obligations to each other except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the deposit plus interest represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that, except as set forth in the last sentence of this Section 6.1, Seller’s right to retain the Deposit together with any interest and earnings earned thereon shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement, or if Buyer fails to perform any of its obligations or is otherwise in default hereunder. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement. The foregoing provisions of this Section 6.1 will not limit Seller’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Buyer’s indemnity obligations under this Agreement or Seller’s rights to enforce those indemnity obligations, nor waive or affect any of Buyer’s other obligations under this Agreement to be performed after the Closing or Seller’s rights to enforce those obligations; and further provided, however, that in no event shall Buyer be liable post-Closing for any representation or warranty of Buyer which Seller knew to be false prior to Closing.
6.2    Seller’s Default. If prior to Closing Seller fails to perform any of its obligations or is otherwise in default hereunder or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereto for the purpose of inducing Buyer to terminate this Agreement, and such failure or default or willful causation of a failed conditioned continues for a period of five (5) Business Days after written notice from Buyer, then after the expiration of such five (5) Business Day period, if such failure or default or willful causation of a failed condition causes a material, adverse impact on Buyer or the Property, then Buyer shall have the right to elect, as its sole and exclusive remedy, one of the following:
6.2.1    Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer's right to receive reimbursement for attorney's fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations; and further provided, however, that in no event shall Seller be liable post-Closing for any representation or warranty of Seller which Buyer knew to be false prior to Closing; or
6.2.2    Pursue an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement; or
6.2.3    Terminate the entirety of this Agreement by notice to Seller and Escrow Agent to that effect, to recover the full amount of the Deposit and all earnings thereon and to receive reimbursement from Seller of Buyer’s actually incurred out of pocket costs in conjunction with the Agreement, not to exceed $30,000.00.

ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION
7.1    Casualty. If the Improvements are damaged by casualty prior to the Closing and either (i) the casualty results in loss or damage in an amount valued greater than $750,000 (together, the “Threshold Limit”), or (ii) the nature of such casualty results in a circumstance whereby any Tenant may terminate its Tenant Lease or receive a rent abatement that would extend beyond the Closing Date, then Buyer shall have the sole option to elect either to:
(a)    acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said insurance policy; or
(b)    terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement.
Such right must be exercised within fifteen (15) Business Days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.
7.2    Condemnation. In the event that any portion of the Property should be condemned prior to the Closing, and the resulting loss of value to the Property exceeds the Threshold Limit or such condemnation results in a loss of access to the Property or the loss of parking spaces or other features necessary for the Property to remain in compliance with all applicable zoning requirements, at Buyer’s sole option, Buyer shall elect either to:
(a)    acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse or credit of any condemnation award payable by virtue of such condemnation; or
(b)    terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement.
In all other cases, or if Buyer elects to proceed under Section 7.2(a), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(a) unless, within fifteen (15) Business Days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 7.2(b).
ARTICLE 8
REAL ESTATE COMMISSION
Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees, other than commissions payable by Seller to Healthcare Real Estate Capital,

LLC (the “Broker”), are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. At Closing, Seller shall pay all commissions and fees owed to the Broker pursuant to Seller’s separate agreements with the Broker. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.
ARTICLE 9
MISCELLANEOUS
9.1    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.
9.2    Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
9.3    Assignment by Buyer. At Closing, Buyer shall have the right to assign its right, title and interest in and to this Agreement upon written notice to Seller provided at least four (4) Business Days prior to the Closing Date to any third party or third parties that is/are controlled by or under common control with Buyer or Griffin-American Healthcare REIT IV, Inc., a Maryland corporation, and no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder, and provided that any such assignment must comply with any Ground Lessor consent provisions or and shall not trigger any additional rights of first refusal or rights of first offer as may be described in the Ground Lease. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that any deliveries required by Seller hereunder shall reference and/or be addressed to, as applicable, Buyer’s prospective special purpose entity for the Property which shall be a Delaware limited liability company and whose specific name shall be delivered to Seller by written notice from Buyer promptly after formation by Buyer in the State of Delaware and at least five (5) days prior to the Closing. Except as otherwise provided in this Agreement, neither this Agreement nor the rights of Buyer hereunder may be assigned or transferred by Buyer, in whole or in part to any other party whatsoever without first obtaining Seller’s written consent, which may be granted or withheld in Seller’s sole and absolute discretion.
9.4    Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5    Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of North Carolina without regard to the principles of conflicts of law.
9.6    Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.
9.7    Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (1) if by courier, upon delivery or refusal of same; (2) if by Federal Express or other nationally recognized overnight delivery service, the Business Day following deposit; (3) if by facsimile, upon confirmation of transmission; and (4) immediately following e-mail transmission. Any notice received on a non-Business Day or after 5:00 p.m. Pacific Time on a Business Day shall be deemed received on the next Business Day. Notices shall be given to the following addresses:

To Seller:
c/o Harrison Street Real Estate Capital
71 South Wacker Drive, Suite 3575
Chicago, Illinois 60606
Attn: Stephen M. Gordon and John Brackmann
Phone: 312-376-0119 and 312-477-7967
Facsimile: 312.920.1855
E-mail: sgordon@harrisonst.com and jbrackmann@harrisonst.com

And to:	DLA Piper US, LLP 203 N. LaSalle Street, 19th Floor Chicago, Illinois 60601-1293 Attn: Jesse Criz Phone: 312-368-4074 Facsimile: 312-630-6341 Email: jesse.criz@dlapiper.com

To Buyer:	c/o Griffin-American Healthcare REIT IV, Inc. 4000 MacArthur Boulevard West Tower, Suite 200 Newport Beach, CA 92660 Telephone: (949) 270-9201 Facsimile: (949) 474-0442 E-mail: dprosky@ahinvestors.com

And with a copy to:	Moran Reeves Conn, PC 100 Shockoe Slip, 4th Floor Richmond, Virginia 23219 Attn: Joseph J. McQuade Telephone: (804) 864-4812 Facsimile: (804) 421-6251 E-mail: jmcquade@moranreevesconn.com
Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
9.8    Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
9.9    IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
9.10    Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
9.11    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.
9.12    Survival of Provisions After Closing. Any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date.
9.13    Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
9.14    Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,”

“hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
9.15    Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of North Carolina.
9.16    Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.
9.17    Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
9.18    Exclusivity. After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.
9.19    Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.
9.20    Cooperation with S-X 3-14 Audit. The Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement and that the assignee(s) may be affiliated with a publicly registered company (“Registered Company”) promoted by the Buyer. The Seller acknowledges that it has been advised that if the assignee(s) is/are affiliated with a Registered Company, the assignee(s) may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that include financial information for the Property (the “Financial Information”) that relates to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) of the Property. In the event the assignee concludes that it requires audited financial statements for the Property for the Audited Year and Stub Period, the assignee shall notify Seller with a detailed memorandum from its outside attorneys setting forth the reason Financial Information is necessary. To assist the assignee in preparing Financial Information, the Seller covenants and agrees to use reasonable commercial efforts to provide the assignee with the following materials relating to the Property: (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period; (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period; (xii) a signed representation letter in the form attached hereto as Exhibit “F”, and (xiii) to the extent necessary a signed audit letter in the form attached hereto as Exhibit “G”; provided, however, the sole responsibility of Seller with regard to (xiii) shall be to send the written request in the form attached as Exhibit “G” to its attorneys and Seller shall have no responsibility for the content of any response; and further provided, however, the foregoing provision shall not relieve Seller of any responsibility to reimburse Buyer as set forth in Section 5.4.11 above (if applicable), nor shall it relieve Seller of liability hereunder for a breach of any of its representations or warranties set forth in this Agreement. Notwithstanding anything contained in the foregoing to the contrary, (A) with respect to items (i) through (xi) above, Seller shall only be required to provide such items to the extent that Seller maintains same in the ordinary course of its business, and (B) Seller shall not be required to incur any out of pocket cost or expense in complying with the requirements of this Section 9.20, and Buyer shall reimburse Seller for its costs and expenses in providing any information (including without limitation, photocopy costs and the reasonable fees and expenses of its attorneys, accountants or other professional advisors). Buyer and assignee each acknowledge and agree that any material provided by Seller pursuant to this Section 9.20 shall not be a representation or warranty for any purpose of this Agreement and that such material is being supplied by Seller solely for the limited purposes for which it is intended to be used as set forth in this Section 9.20. Furthermore, Buyer and its assignee acknowledge and agree that Seller shall have no liability for any financial statement or SEC Filing prepared by Buyer or its assignee from any such material.

9.21    Post-Closing Escrow. At Closing, the Escrow Agent shall hold back a total of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to be placed in escrow for a period of six (6) months after the Closing pursuant to a mutually agreeable escrow agreement to be agreed upon on or before the day which is five (5) Business Days prior to Closing, which funds shall be used to satisfy surviving post-Closing obligations of Seller under this Agreement and/or any documents executed by Seller and delivered to Buyer at Closing.
9.22    Disclosures. Seller acknowledges that Buyer’s prospective assignee(s) is/are the subsidiary of a corporation that is or intends to qualify as a Real Estate Investment Trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Except as otherwise expressly provided herein, neither party shall make any press release or similar public announcement with respect to the transactions contemplated hereby which disclose the Purchase Prices, nor shall either party respond to any “CoStar” and/or “Loopnet” inquiries.
9.23    Confidentiality. Buyer and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or the Property, including, without limitation, the Property Information, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Buyer may disclose such data and information to the directors, investors, direct or indirect owners, employees, lenders, consultants, accountants, advisors and attorneys of Buyer provided that such persons are told of the confidential nature of such materials and that Buyer shall be liable for any breach by them of this Section 9.23; provided, further, however, that Buyer may disclose such data and information (a) to comply with law, regulation or judicial order (upon advice of counsel), or (b) to enforce the terms of this Agreement. In the event this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly destroy any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Buyer or its agents or representatives of this Section 9.23, Seller shall be entitled to an injunction restraining Buyer or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. Notwithstanding anything herein to the contrary, Buyer may issue a press release prior to Closing which includes basic information about the square feet of the buildings, the general construction of the buildings, the location of the Property, and the names of the Tenants and their affiliates; provided that no such press release shall disclose the Purchase Price, the name of Seller, or the name of Seller’s property manager. The provisions of this Section 9.23 shall terminate at Closing but shall survive any earlier termination of this Agreement.
9.24    Time of the Essence. Time is of the essence of this Agreement and each of its provisions. However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the immediately following Business Day.
[Remainder of page intentionally left blank; signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:	HSRE-MINT HILL, LLC, a Delaware limited liability company

	By:	/s/ Steve Gordon
	Name:	Steve Gordon
	Its:	Authorized Signatory

[Signatures Continued on Following Page]

[Signature Page to Real Estate Purchase Agreement]

BUYER:	GAHC4 MINT HILL NC MOB, LLC,
a Delaware limited liability company

	By:	Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership,
Its Sole Member,

		By:	Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation,
Its General Partner,

			By:	/s/ Danny Prosky
			Name:	Danny Prosky
			Title:	President and Chief Operating Officer

[Signature Page to Real Estate Purchase Agreement]

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (b) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED:	September 30, 2016	CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”)

		By:	/s/ Daniel Tsakonas
		Name:	Daniel Tsakonas
		Its:	Escrow Officer

[Signature Page to Consent and Escrow]